UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): August 4, 2009

Familymeds Group, Inc.
(Exact name of registrant as specified in its charter)

STATE OF NEVADA	1-15445	34-1755390
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

312 Farmington Avenue
Farmington, CT 06032-1968
(Address of principal executive offices)

Registrant’s telephone number, including area code: (860) 676-1222

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

As previously disclosed, Familymeds Group, Inc., a Nevada corporation (the “Company”), is operating under a plan of complete liquidation and dissolution adopted by its shareholders on March 30, 2007 (the “Plan”), and consistent with such Plan has sold substantially all of its assets, filed articles of dissolution with the State of Nevada and closed its stock transfer books. The purpose of this Form 8-K Current Report is to provide an update regarding material litigation that may impact the Company’s plan of liquidation and the timing and amount of future liquidating distributions to shareholders.

As previously disclosed, Jugal K. Taneja, William LaGamba, Steve Watters and certain members of Messrs. Taneja’s and LaGamba’s families, filed a complaint against the Company in the Superior Court, Judicial District of Hartford, Connecticut, which purported to be a derivative action brought on behalf of all shareholders (the “Original Complaint”). The Company filed a motion to dismiss the complaint on the grounds that the plaintiffs lacked standing to assert their claims. On January 16, 2009, the Court granted the Company’s motion to dismiss and entered a judgment of dismissal with prejudice.

On March 30, 2009, the Company received correspondence from counsel representing Messrs. Taneja and LaGamba and members of their families demanding that the Company initiate litigation against certain unidentified individuals for the alleged violations of their fiduciary duties to the Company which were the basis of the Original Complaint (the “Demand”).  The Company retained counsel to investigate the allegations contained in the Demand.  Counsel for the Company sought additional information from counsel for Messrs. Taneja and LaGamba and their families with respect to their allegations, interviewed Company management and former employees, reviewed more than 14,000 pages of Company documents, correspondence and emails, and examined all of the Company’s SEC filings during the relevant period.  On the basis of this investigation, Counsel for the Company prepared a 20 page report, referencing 3,400 pages of exhibits, which concluded that the facts did not support the allegations contained in the Demand.  After considering the Demand and counsel’s report, the Board of Directors refused the Demand.

On July 27, 2009, the Company learned that Messrs. Taneja, LaGamba and Watters, and members of Messrs Taneja’s and LaGamba’s families are in the process of commencing a new action against current and former directors of the Company, based on claims substantially similar to the Original Complaint that was dismissed in January.  Like the Original Complaint, this new action purports to be a derivative action brought on behalf of all shareholders and contends, among other things, that current and former officers and members of the Company’s Board of Directors, other than Mr. Taneja and Rakesh Sharma, breached their fiduciary duties to the Company in connection with their operation of the Company from April 2005 to June 2007. The Company intends to vigorously defend the action.

As previously reported, the Company received letters from all of its insurances carriers denying all coverage related to the forgoing claims. Accordingly, the Company currently anticipates that it will need to use its own resources to defend all such claims on behalf of the current and former officers and directors that are named as defendants.  (As previously reported, pursuant to various indemnity agreements and the provisions of the Company’s articles of incorporation, the Company has certain duties to indemnify and defend its current and former officers and directors named as defendants in the lawsuit). As a result, and because the amount of the potential exposure is uncertain at this time, the Company has decided to further delay any further liquidating distributions to shareholders until the claims are settled or otherwise resolved or until the Company is in a position to quantify its exposure and create an adequate reserve. Further, because of the early stages of this litigation, and the large potential exposure involved, the Company is not in a position to provide any guidance on the amount and timing of future liquidating distributions to shareholders at this time.

The Company intends to continue to file Forms 8-K from time to time to provide updates on these claims and other matters impacting the Company’s plan of liquidation and the timing and amount of liquidating distributions as material developments occur.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

FAMILYMEDS GROUP, INC.

By: /s/Edgardo A. Mercadante
Edgardo A. Mercadante, Chairman of the Board

Dated: August 4, 2009